Exhibit 23.1

Exhibit 23.1


                          Consent of Ernst & Young LLP

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Recovery Engineering, Inc. of our report dated January 31, 1997, included in the 1996 Annual Report to Shareholders of Recovery Engineering, Inc.

Our audits also included the financial statement schedule of Recovery Engineering, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-63214) pertaining to the 1986 Stock Option Plan, in the Registration Statement (Form S-8 No.33-6088) pertaining to the 1993 Director Stock Option Plan, in the Registration Statement (Form S-8 No. 33-76544) pertaining to the 1994 Stock Option and Incentive Plan of Recovery Engineering, Inc. and in the common shares of Recovery Engineering, Inc. incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule in this Annual Report (Form 10-K) of Recovery Engineering, Inc.

/s/ Ernst & Young

Minneapolis, Minnesota
March 27, 1997